Exhibit 99.1

DEEP WELL APPOINTS MR. CHRISTIAN DEMOYEN TO THE BOARD OF DIRECTORS

EDMONTON, ALBERTA - (Marketwire - January 28, 2009), The Board of Directors of Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS: DWOG - News) is pleased to announce the appointment of Mr. Christian Demoyen to the Board of Directors of Deep Well.

Mr. Demoyen is the Senior Partner of the law firm Demoyen & Associés. He is also a visiting Professor at the Paris University of Law and the Conservatoire National des Arts et Métiers. His highly successful corporate law activities include financing for international clients, representing and/or negotiating with European banks, national and international mergers and acquisitions as well as the sale of major equipment to other countries. Mr. Demoyen is a French citizen. He received his Doctor in Law (PhD) degree from the University of Paris. He also attended the School of Political Sciences in Paris. Mr. Demoyen's vast experience and multitude of international contacts will be of great benefit to the future of Deep Well Oil & Gas, Inc.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have a 100% working interest in 6 contiguous sections of a P&NG license, an 80% working interest, in 51 contiguous sections of oil sands development leases, 40% working interest in an additional 12 sections of oil sands development leases and an 80% working interest in 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 47,759 acres. Degolyer and MacNaughton Canada Limited ("D&M”), an independent engineering company, has summarized the original oil in place for the Sawn Lake Project.  D&M have concluded that net to Deep Well there are 1.2 billion barrels of oil in place, based on mapping generated for the appraisal report.

This press release contains forward-looking statements including, without limitation, the use of proceeds of the private placement. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements. "Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG - News).

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com